Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS REPORTS FIRST QUARTER RESULTS

WITH 145% INCREASE IN REVENUES

HOUSTON, TX – December 9, 2008 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the first quarter ended October 31, 2008 and the outlook for the remainder of the year.

Business Highlights

•                  First quarter sales rose 145% to $52.2 million, primarily as a result of sales from our acquisition at December 31, 2007 of our Electronic Chemicals business from Air Products and Chemicals, Inc.

•                  Operating income was $3.5 million, a 37% increase over the first quarter of the previous year.

•                  The Electronic Chemicals business purchased at the end of last December was initially operated on the seller’s ERP system and was transitioned onto KMG’s system on September 30, 2008.  There were approximately $1 million of non-recurring costs incurred during the first quarter associated with that work.

•                  KMG repaid a net amount of $4.6 million in debt during the quarter.  Debt repayment in the 10 months since the Electronic Chemicals business was acquired now totals a net amount of $13.6 million.

•                  Sales are on track to meet the $200 million revenue target for fiscal 2009, with substantially improved profitability compared to fiscal 2008.

Overview of First Quarter Results

For the current first quarter, net sales were $52.2 million, resulting in $3.5 million in operating income, net income of $1.6 million and diluted EPS of $0.14.  The Company incurred substantial costs for transitional services from Air Products in the first two months of the first quarter of fiscal 2009, while at the same time KMG had built and staffed its post-transition system so it could complete training and testing.  The Company believes that the redundant systems added approximately $600,000 in additional expense in the first quarter, and it also incurred approximately $434,000 in fees to consultants assisting in the integration of the business during the quarter.

In the first quarter of the prior fiscal year, net sales were $21.3 million, resulting in $2.6 million in operating income, net income of $1.6 million and diluted EPS of $0.14.

Of the $52.2 million in first quarter 2009 net sales, Electronic Chemicals contributed $26.2 million, Wood Treating contributed $24.6 million and Animal Health contributed $1.4 million.  In the first quarter of fiscal 2008, Wood Treating and Animal Health generated net sales of $19.8 million and $1.5 million, respectively.

Net cash from operating activities was $9.9 million for the first quarter of fiscal year 2009 and $5.8 million for the prior year period.

Segment Overview & Trends

Electronic Chemicals

KMG’s Electronic Chemicals business continues to achieve its sales targets and has succeeded in maintaining the $105 million annualized run rate established in the final quarter of fiscal 2008.  In North America, net sales were $21.2 million and in the international segment, net sales were $5.0 million.

Commenting on this business segment, Neal Butler, President and CEO of KMG, stated, “Strong sales in the first quarter were due to previously implemented price increases and increased sales volumes of certain products.  We expect profits to improve in future quarters now that our transitional services agreement with Air Products, which ran through September 30, 2008, has concluded.  First quarter results were also favorably impacted as our pricing actions began to catch up to the raw material price increases we experienced during fiscal 2008.”

“With regard to the outlook for this segment’s end market, while there may be a future decline in overall production of semiconductors due to the weakening economy, we do not yet see signs of a material impact on our Electronic Chemicals business for the following reasons: (1) the decline is most acutely being experienced in Asia, which is a very small market for us, and (2) we have won additional sales that are helping to offset the decline in the overall market.”

“The Electronic Chemicals business generated $1.6 million of operating income in the first three months of this fiscal year.  This compares very favorably to the $2.1 million of operating income generated during the seven months that we owned the business in the previous fiscal year.  We expect operating income for this business in subsequent quarters to continue to grow now that the transition and integration costs are behind us.  Those costs reduced the first quarter’s operating income for this segment by approximately $1 million.”

Creosote

Creosote revenues increased by approximately 40%, or $5.0 million to $17.5 million due equally to higher prices and greater sales volumes in the current first quarter compared with the prior year period.  Demand by railroads for crossties treated with creosote held steady in the first quarter near the top of the historical range, despite current economic uncertainty.  Mr. Butler pointed out, “For the year as a whole, we continue to expect Creosote sales to approximate fiscal 2008 levels.  Given the state of the economy, we would expect to see less rail traffic, and therefore reduced maintenance spending by the railroads later in the fiscal year.”

Penta

Penta revenues declined 2% to $7.1 million in the first quarter of fiscal year 2009 as compared to $7.3 million in the prior year period because of reduced sales volumes.  Management’s forecast remains unchanged for the Penta business, with annual sales approximating fiscal 2008 levels.  Of note, there will be a reduction in amortization expense of approximately $1.2 million beginning in the second fiscal quarter attributable to certain wood treating intangible assets primarily associated with this segment.

Animal Health

Net sales of Animal Health pesticides are seasonally weighted to the third and fourth quarters.  Net sales for the segment were $1.4 million in the current first quarter, compared to $1.5 million in the same period of the prior fiscal year.  Mr. Butler noted, “Our push to expand sales of our Animal Health products into Latin American markets with large cattle populations would reduce this segment’s seasonality and diversify our market exposure.  This initiative is gaining momentum and sales have commenced in Mexico, Argentina, Uruguay and Puerto Rico.  We have also increased our sales to Australia.  During the first quarter, sales to Latin America and Australia totaled $466,000.   We have filed registration applications in Colombia, Venezuela and Brazil, and expect to initiate sales in these markets in fiscal 2010.”

Balance Sheet Discussion

John V. Sobchak, CFO of KMG, commented, “Using cash flow from operations, we continued to pay down debt, which had previously increased to $70 million on December 31, 2007 when we acquired the Electronic Chemicals business.  During the first quarter, we repaid a net amount of $4.6 million of debt, for a net total of $13.6 million repaid since the acquisition closed.  The last two quarters of our fiscal year are typically the strongest in terms of earnings as well as cash flow from operations.  We expect to repay the remaining borrowings on the revolver and accumulate a significant cash position by fiscal year-end.  At October 31, 2008, we had borrowed $6.0 million under our $35 million revolving loan facility.  Working capital at the close of the current first quarter was $29.3 million and shareholders’ equity was $61.0 million, resulting in book value of $5.51 per share.”

Looking Forward

Discussing the outlook for the year as a whole, Mr. Butler noted, “We are on track to meet our net sales goal of more than $200 million in fiscal 2009.  With regard to profitability, the first quarter is not a good indication of the year as a whole, as we are expecting greatly improved results in succeeding quarters.  We are confident that we can achieve substantially higher profits than fiscal 2008 as we will own the Electronic Chemicals business for a full year coupled with post-integration cost savings, the reduction of $1.2 million in amortization expense associated with the Wood Treating business, and now that our pricing actions have about caught-up to the higher raw material prices experienced last year.  Although our outlook is very positive at present, we are mindful of the developing economic downturn and the threat that it may pose to our business.  We will continue to monitor developments and take prompt action where necessary.”

Butler reiterated that following the acquisition of the Electronic Chemicals business, KMG made major enhancements to its corporate infrastructure including upgrades in IT, human resource management, process controls, and management bench strength.  These upgrades support KMG’s far larger organization today, and should produce integration efficiencies for future acquisitions.  “We are continuing to pursue internal growth opportunities focusing on increased sales as well as improved production and cost efficiencies.”

Conference Call

Messrs. Butler and Sobchak will conduct a conference call focusing on the financial results at 10:00 a.m. ET today, Tuesday, December 9, 2008.  Interested parties may participate in the call by dialing 866-861-6730.  Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call.

The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgchemicals.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

(See accompanying tables)

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands except for per share data)

	Three Months Ended October 31,
	2008	2007

NET SALES	$52,233	$21,323

COST OF SALES	36,703	14,517

Gross Profit	15,530	6,806

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,005	4,227

Operating income	3,525	2,579

OTHER INCOME (EXPENSE):
Interest income	2	249
Interest expense	(879)	(198)
Other, net	(33)	(5)

Total other (expense) income, net	(910)	46

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,615	2,625

Provision for income taxes	(999)	(954)

INCOME FROM CONTINUING OPERATIONS	1,616	1,671

DISCONTINUED OPERATIONS
Loss from discontinued operations, before income taxes	—	(186)
Income tax benefit	—	68
Loss from discontinued operations	—	(118)

NET INCOME	$1,616	$1,553

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.15	$0.15
Loss from discontinued operations	—	(0.01)
Net income	$0.15	$0.14

Diluted
Income from continuing operations	$0.14	$0.15
Loss from discontinued operations	—	(0.01)
Net income	$0.14	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,068	10,941
Diluted	11,223	11,228

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	October 31,	July 31,
	2008	2008

Cash and cash equivalents	$3,317	$2,605

Net working capital	29,320	30,976

Total assets	160,558	155,798

Long-term debt, including current portion	56,417	61,016

Shareholders’ equity	$61,072	$63,687